Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
June 3, 2005

D.R. HORTON, INC. CALLS FOR FULL REDEMPTION ITS 9 3/8% SENIOR NOTES DUE 2009

FORT WORTH, TEXAS – D.R. Horton, Inc. (NYSE:DHI), the largest homebuilder in the United States, Friday (June 3, 2005), announced that it is calling all of its 9 3/8% Senior Notes due 2009 for full redemption on July 15, 2005 in accordance with the terms of the indenture governing the notes. The 9 3/8% Senior Notes were originally issued by Schuler Homes, Inc. and were assumed by D.R. Horton, Inc. in their merger in February 2002. The 9 3/8% Senior Notes will be redeemed at a price of $1,046.88 per $1,000 note outstanding, which will result in a redemption price of approximately $246 million in the aggregate to be paid by D.R. Horton on July 15, 2005. On July 15, 2005, accrued and unpaid semi-annual interest of $46.875 per $1,000 note, approximately $11 million in the aggregate, will be paid to holders of record as of July 1, 2005. Holders of the 9 3/8% Senior Notes will receive by mail or electronic notice a Notice of Full Redemption setting forth the redemption procedures.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes, nor shall there be any sale of these Senior Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, delivering more than 43,000 homes in its fiscal year ended September 30, 2004. Founded in 1978 in Fort Worth, Texas, D.R. Horton has expanded its presence to include 67 markets in 21 states in the Midwest, Mid-Atlantic, Southeast, Southwest and Western regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $80,000 to over $900,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release relate to the Company’s expectation that it will be able to call for full redemption the 9 3/8% Senior Notes and that it will have sufficient capital resources to do so. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: changes in general economic, real estate and business conditions; changes in interest rates and the availability of mortgage financing; warranty and product liability claims; the Company’s substantial debt; governmental regulations and environmental matters; competitive conditions within the industry; the availability of capital to the Company on favorable terms; the Company’s ability to integrate acquisitions and successfully effect the cost savings, operating efficiencies and revenue enhancements that are believed available and otherwise to successfully effect its other growth strategies. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and most recent quarterly reports on Form 10-Q, which are filed with the Securities and Exchange Commission.

www.DRHORTON.com